Pricing Supplement Dated: January 11, 2010
(To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)	Rule 424(b)(3)
Pricing Supplement No. 19	File No. 333-150486

U.S. $802,962,000

JOHN DEERE CAPITAL CORPORATION

JDCC CORENOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed		Price to	Fixed Interest
Rate Note CUSIP	Price to	Purchasing	Rate per	Interest Payment	Interest Payment	Survivor’s	Stated
Number	Public (%)	Agent (%)	Annum(%)	Frequency	Dates	Option	Maturity Date
24424CBK6	100.000	99.250	3.000	SEMI-ANNUAL	July and January 15 of each year, beginning July 15, 2010	YES	January 15, 2014
Redemption Information: Non-Callable
24424CBL4	100.000	98.900	3.750	SEMI-ANNUAL	July and January 15 of each year, beginning July 15, 2010	YES	January 15, 2016
Redemption Information: Non-Callable

The debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these notes involves risks (see “Risk Factors” in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation	Trade Date: Friday, January 15, 2010	John Deere Capital Corporation
	Settlement Date: Thursday, January 21, 2010	JDCC CoreNotesSM
Other Terms: None
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting InterNotes.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus if you request it by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC CoreNotes program established pursuant to the prospectus supplement dated February 26, 2009 to the prospectus dated May 7, 2008.
CoreNotesSM is a service mark of
Merrill Lynch & Co., Inc.